FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


DRAFT

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Williams, Ph.D.               Taffy                    James
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     (Last)                          (First)                         (MI)
     InKine Pharmaceutical Company, Inc.
     425 Park Avenue
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                                    (Street)

     New York,                     New York                      10022
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

   InKine Pharmaceutical Company, Inc. (INKP)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    November 1997                      |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [    ]  10% Owner

        [  X  ]  Officer                      [    ]  Other (specify below)
                 (give title below)

                      President, Chief Operating Officer
        ----------------------------------   ---------------------------------

 7. Individual or Joint/Group
      X    Form filed by One Reporting Person
    -----
           Form filed by More than One Reporting Person
    -----
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
===================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                   (Over)
                                                              SEC 1474 (7/96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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(a) Option; Right to purchase    |  $0.61                    |  1/3/97(1)              |   A    |       |      A     |
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(b) Option; Right to purchase    |  $1.00                    |  1/3/97(1)              |   A    |       |      A      |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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(a)    Option; Right to purchase |  11/06/97     |  11/06/2007  |    Common      | 500,000             |
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(b)    Option; Right to purchase |          (2)  |  11/06/2007  |    Common      | 1,071,182           |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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(a) Option; Right to purchase    |     500,000                  |          D                           |
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(b) Option; Right to purchase    |   1,071,182                  |          D                           |
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                                 |     200,000(3)               |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Grant deemed effective on November 6, 1997, upon the initial closing of the Company's private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

(2) Will vest in equal increments over a period of 36 months commencing on November 6, 1997.

(3) Consists of options held prior to the transactions reported hereby.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  /s/ Taffy J. Williams                                      December 9, 1997
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date


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                                                                SEC 1474 (7/96)

                               POWER OF ATTORNEY


     Know all men by these presents, that the undersigned hereby constitutes and appoints Leonard S. Jacob, the undersigned's true and lawful attorney-in-fact to:

         1. execute for an on behalf of the undersigned, in the undersigned's capacity as a director of InKine Pharmaceutical Company, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder;

         2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of December, 1997.



                                   /s/  Taffy J. Williams
                                   ----------------------------------
                                   Taffy J. Williams, Ph.D.